UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2009
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Exhibits
Executive Appointments
     On November 17, 2009, CapitalSource Inc. (the “Company”) announced that effective January 1, 2010, Steven A. Museles and James J. Pieczynski have been appointed to serve as co-CEOs and directors of the Company. Mr. Pieczynski is being appointed to serve as a member of the class of directors whose terms expire at the 2010 annual meeting, and Mr. Museles is being appointed to serve as a member of the class of directors whose terms expire at the 2011 annual meeting. John K. Delaney, currently the Company’s Chairman and CEO, will assume the newly created office of Executive Chairman of the Board of Directors of the Company. A copy of the Company’s press release announcing these changes and related matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Steven A. Museles, 46, has served as our Executive Vice President, Chief Legal Officer and Secretary since our inception in 2000 and in similar capacities for CapitalSource Bank since July 2008 and serves on our Executive Committee. Mr. Museles received his undergraduate degree from the University of Virginia and his juris doctor degree from Georgetown University Law Center.
     James J. Pieczynski, 47, has been an employee of the Company since November 2001, serves as a member of the Company’s Executive Committee, and has served as the Company’s President — Healthcare Real Estate Business since November 2008. Previously, Mr. Pieczynski served as the Company’s Co-President — Healthcare and Specialty Finance from January 2006 until November 2008, Managing Director — Healthcare Real Estate Group from February 2005 through December 2005, and Director — Long Term Care from November 2001 through January 2005. Mr. Pieczynski received his undergraduate degree from the University of Illinois, Urbana-Champaign.
     In connection with their promotions, the Compensation Committee of the Board has approved the following employment and compensation arrangements with each of Messrs. Museles and Pieczynski (the “Compensation Package”), subject to the Compensation Committee’s final approval of the employment agreements and equity award agreements relating to the Compensation Package:

Compensation Arrangement
Base Salary	$650,000/year, commencing January 1, 2010
Target Discretionary Bonus	100% of Base Salary
2009 Bonus	$500,000
Option Grant	600,000 options
Restricted Stock Unit Grant	500,000 restricted stock units
Vesting of Options and RSUs	In equal annual amounts on each anniversary of grant date, over 3-year vesting period
Option Expiration	10 years from grant date
Initial Term of Employment Agreement	3 years
     The stock option and RSU grants are expected to be made to Messrs. Museles and Pieczynski upon execution of their new employment agreements.

     The Company also announced that the Company’s President and Chief Operating Officer, Dean C. Graham, will be stepping down from his roles and leaving the Company. The Company has entered into separation and consulting agreements with Mr. Graham. Pursuant to the separation agreement, Mr. Graham will resign his positions with the Company effective on December 30, 2009, and will receive a severance payment of $3,975,000 from the Company and, except for options to purchase 350,000 shares of the Company’s common stock that were granted to Mr. Graham in May 2009, which will be forfeited, all of his unvested equity awards will vest upon his separation from the Company. Pursuant to the consulting agreement, Mr. Graham will provide consulting services to the Company upon request until December 31, 2010, for which he will be paid a total of $750,000 in quarterly installments. In addition, the Company will provide certain benefits to Mr. Graham for use in connection with his consulting services, including administrative assistant services and an office. The consulting agreement may be terminated by the Company on and after March 31, 2010 on 30 days’ notice and upon payment of the remaining balance of payments due under the agreement. Copies of the separation and consulting agreements with Mr. Graham are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01. Exhibits
     In connection with the creation of the Co-CEO positions for Messrs. Museles and Pieczynski and the Executive Chairman position for Mr. Delaney as described above, on November 15, 2009, the Company’s Board of Directors approved amendments to the Company’s Bylaws to amend and restate Article IV thereof. A copy of the Company’s Bylaws, marked to show the changes resulting from such amendment, is attached hereto as Exhibit 3.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 17, 2009	/s/ Steven A. Museles
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit
No.	Description

3.1	CapitalSource Inc. Amended and Restated Bylaws, as amended November 15, 2009.

10.1	Separation and General Release Agreement dated November 16, 2009 between CapitalSource Inc. and Dean C. Graham.

10.2	Consulting Agreement dated November 16, 2009 between CapitalSource Inc. and Dean C. Graham.

99.1	Press Release issued by CapitalSource Inc. on November 17, 2009.